APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION (“Agreement”) is made as of October 14, 2011, among EAGLE SERIES TRUST, a Massachusetts business trust (“Trust”), on behalf of Eagle Large Cap Core Fund, a segregated portfolio of assets (“series”) thereof (“Target”), EAGLE GROWTH & INCOME FUND, also a Massachusetts business trust (“Acquiring Fund”), and, solely for purposes of paragraph 7.2, EAGLE ASSET MANAGEMENT, INC. (“Advisor”).  (Each of Target and Acquiring Fund is sometimes referred to herein as a “Fund,” and each of Trust and Acquiring Fund is sometimes referred to herein as an “Investment Company.”)  All agreements, representations, actions, obligations, and covenants described herein made or to be taken or undertaken by Target are made and shall be taken or undertaken by Trust on its behalf.

The Investment Companies wish to effect a reorganization described in section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intend this Agreement to be, and adopt it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Regulations”).  The reorganization will consist of (1) the transfer of Target’s assets to Acquiring Fund in exchange solely for Acquiring Fund’s assumption of Target’s liabilities and the issuance to Target of shares of beneficial interest (“shares”) in Acquiring Fund, (2) the distribution of those shares pro rata to Target’s shareholders in exchange for their shares in Target and in liquidation thereof, and (3) Target’s termination, all on the terms and conditions set forth in this Agreement (collectively, “Reorganization.”)

Each Investment Company’s board of trustees (each, a “Board”), in each case including a majority of its members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of either Investment Company, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby, (2) has duly authorized performance thereof by Trust, on Target’s behalf, and by Acquiring Fund, respectively, by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of Target and Acquiring Fund, respectively, and that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

Target’s shares are divided into five classes, designated Class A shares, Class C shares, Class I shares, Class R-3 shares, and Class R-5 shares (“Class A Target Shares,” “Class C Target Shares,” “Class I Target Shares,” “Class R-3 Target Shares,” and “Class R-5 Target Shares,” respectively, and, collectively, “Target Shares”).  Acquiring Fund’s shares also are divided into five classes, also designated Class A shares, Class C shares, Class I shares, Class R-3 shares, and Class R-5 shares (“Class A Acquiring Fund Shares,” “Class C Acquiring Fund Shares,” “Class I Acquiring Fund Shares,” “Class R-3 Acquiring Fund Shares,” and “Class R-5 Acquiring Fund Shares,” respectively, and, collectively, “Acquiring Fund Shares”).  The Funds’ identically designated classes of shares are substantially similar to each other.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.           PLAN OF REORGANIZATION AND TERMINATION

1.1.           Target shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to Acquiring Fund.  In exchange therefor, Acquiring Fund shall --

(a)  issue and deliver to Target the number of full and fractional (rounded to the third decimal place) (1) Class A Acquiring Fund Shares determined by dividing Target’s net value (computed as set forth in paragraph 2.1) (“Target Value”) attributable to the Class A Target Shares by the net asset value (“NAV”) of a Class A Acquiring Fund Share (computed as set forth in paragraph 2.2), (2) Class C Acquiring Fund Shares determined by dividing the Target Value attributable to the Class C Target Shares by the NAV of a Class C Acquiring Fund Share (as so computed), (3) Class I Acquiring Fund Shares determined by dividing the Target Value attributable to the Class I Target Shares by the NAV of a Class I Acquiring Fund Share (as so computed), (4) Class R-3 Acquiring Fund Shares determined by dividing the Target Value attributable to the Class R-3 Target Shares by the NAV of a Class R-3 Acquiring Fund Share (as so computed), and (5) Class R-5 Acquiring Fund Shares determined by dividing the Target Value attributable to the Class R-5 Target Shares by the NAV of a Class R-5 Acquiring Fund Share (as so computed); and

(b) assume all of Target’s liabilities described in paragraph 1.3 (“Liabilities”).

Such transactions shall take place at the Closing (as defined in paragraph 3.1).

1.2.           The Assets shall consist of all assets and property -- including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, and deferred and prepaid expenses shown as assets on Target’s books -- Target owns at the Valuation Time (as defined in paragraph 2.1).

1.3.           The Liabilities shall consist of all of Target’s liabilities, debts, obligations, and duties of whatever kind or nature existing at the Valuation Time, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether or not arising in the ordinary course of business, whether or not determinable at that time, and whether or not specifically referred to in this Agreement, except for Target’s Reorganization Expenses (as defined in paragraph 4.3.9) that are borne by Advisor pursuant to paragraph 7.2.  Notwithstanding the foregoing, Target agrees to use its best efforts to discharge all its known liabilities, debts, obligations, and duties before the Effective Time (as defined in paragraph 3.1).

1.4.           If the dividends and/or other distributions Target has paid through the Effective Time for its current taxable year do not equal or exceed the sum of its (a) “investment company taxable income” (within the meaning of section 852(b)(2)), computed without regard to any deduction for dividends paid, plus (b) “net capital gain” (as defined in section 1222(11)), after reduction by any capital loss carryovers, for that year through that time, then at or as soon as practicable before that time, Target shall declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all of such income and gain -- and in no event less than the sum of 98% of its “ordinary income” plus 98.2% of its “capital gain net income,” as such terms are defined in section 4982(e)(1) and (2), respectively -- for all tax periods ending at or before the Effective Time, and treating its current taxable year as ending at that time, such that Target will have no tax liability under sections 852 or 4982 for the current and any prior tax periods.

1.5.           At the Effective Time (or as soon thereafter as is reasonably practicable), Target shall distribute the Acquiring Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record determined at the Effective Time (each a “Shareholder”), in proportion to their Target Shares then held of record and in constructive exchange therefor, and will completely liquidate.  That distribution shall be accomplished by Acquiring Fund’s transfer agent’s opening accounts on Acquiring Fund’s share transfer books in the names of the Shareholders, except Shareholders in whose names accounts thereon already exist, and crediting each Shareholder’s newly opened or pre-existing account with the respective pro rata number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (i.e., the account for each Shareholder that holds Class A Target Shares shall be credited with the respective pro rata number of Class A Acquiring Shares due that Shareholder, the account for each Shareholder that holds Class C Target Shares shall be credited with the respective pro rata number of Class C Acquiring Fund Shares due that Shareholder, and so on).  The aggregate NAV of Acquiring Fund Shares to be so credited to each Shareholder’s account shall equal the aggregate NAV of the Target Shares such Shareholder owned at the Effective Time.  All issued and outstanding Target Shares, including any represented by certificates, shall simultaneously be canceled on Target’s share transfer books.  Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares issued in connection with the Reorganization.

1.6.           As soon as reasonably practicable after distribution of the Acquiring Fund Shares pursuant to paragraph 1.5, all actions required to terminate Target as a series of Trust shall be taken -- and in all events Target shall have been terminated as such within one year after the Effective Time -- and any further actions shall be taken in connection therewith as required by applicable law.

1.7.           Any reporting responsibility of Target to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.

1.8.           Any transfer taxes payable on issuance of Acquiring Fund Shares in a name other than that of the registered holder on Target’s share transfer books of the Target Shares actually or constructively exchanged therefor shall be paid by the person to whom such Acquiring Fund Shares are to be issued, as a condition of such transfer.

2.           VALUATION

2.1.           For purposes of paragraph 1.1(a), Target’s net value shall be (a) the value of the Assets computed immediately after the close of regular trading on the New York Stock

Exchange (“NYSE”) and Target’s declaration of dividends and/or other distributions, if any, on the date of the Closing (“Valuation Time”), using the valuation procedures set forth in Trust’s then-current prospectus and statement of additional information (“Pro/SAI”), less (b) the amount of the Liabilities at the Valuation Time.

2.2.           For purposes of paragraph 1.1(a), the NAV per share of each class of the Acquiring Fund Shares shall be computed at the Valuation Time, using the valuation procedures set forth in Acquiring Fund’s then-current Pro/SAI.

2.3.           All computations pursuant to paragraphs 2.1 and 2.2 shall be made (a) by or under the direction of Advisor or (b) in the case of securities subject to fair valuation, in accordance with the valuation procedures described in paragraph 2.2.

3.           CLOSING AND EFFECTIVE TIME

3.1.           The Reorganization, together with related acts necessary to consummate it (“Closing”), shall occur at the Investment Companies’ principal office on or about January 20, 2012, or at another place and/or on another date as to which they may agree.  All acts taking place at the Closing shall be deemed to take place simultaneously at the close of business on the date thereof or at another time as to which the Investment Companies may agree (“Effective Time”).  If, at or immediately before the Valuation Time, (a) the NYSE or another primary trading market for portfolio securities of either Fund (each, an “Exchange”) is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on an Exchange is disrupted, so that accurate appraisal of the Target Value and/or the NAV of an Acquiring Fund Share of any class is impracticable, the date of the Closing (and, therefore, the Valuation Time and the Effective Time) shall be postponed until the first day on which that Exchange is open for regular trading after the day when such trading has been fully resumed and such reporting has been restored.

3.2.           Trust shall direct (a) its fund accounting and pricing agent to deliver at the Closing a certificate of an authorized officer (“Certificate”) verifying that the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by Target to Acquiring Fund, as reflected on Acquiring Fund’s books immediately after the Closing, does or will conform to such information on Target’s books immediately before the Closing, and (b) the custodian of Target’s assets to deliver at the Closing a Certificate stating that (a) the Assets it holds will be transferred to Acquiring Fund at the Effective Time and (b) all necessary taxes in conjunction with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

3.3.           Trust shall direct its transfer agent to deliver to Acquiring Fund at the Closing (a) a Certificate (1) stating that its records contain a list of the names and addresses of the Shareholders and the number of full and fractional (rounded to the third decimal place) outstanding Target Shares each Shareholder owns, all at the Effective Time, and (2) as to the opening of accounts on Acquiring Fund’s share transfer books in the names of the Shareholders, except Shareholders in whose names accounts thereon already exist, and (b) a confirmation, or other evidence satisfactory to Trust, that the Acquiring Fund Shares to be issued to Target pursuant to paragraph 1.1(a) have been credited to Target’s account on those books.

3.4.           Each Investment Company shall deliver to the other at the Closing (1) a Certificate in form and substance satisfactory to the recipient and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and (2) bills of sale, checks, assignments, stock certificates, receipts, and/or other documents the other Investment Company reasonably requests.

4.           REPRESENTATIONS AND WARRANTIES

4.1.           Trust, on Target’s behalf, represents and warrants to Acquiring Fund as follows:

4.1.1.           Trust is a trust operating under a written instrument or declaration of trust, the beneficial interest in which is divided into transferable shares (“Business Trust”), that is duly created, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts (“Massachusetts”); and its Amended and Restated Declaration of Trust (“Trust Declaration”) is on file with the Secretary of Massachusetts;

4.1.2.           Trust is duly registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect;

4.1.3.           Target is a duly established and designated series of Trust;

4.1.4.           At the Closing, Trust, on Target’s behalf, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or are restricted to resale by their terms); and on delivery and payment for the Assets, Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”);

4.1.5.           Target’s current Pro/SAI conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.1.6.           Target is not in violation of, and the Trust’s execution, delivery, and performance of this Agreement and consummation of the transactions contemplated hereby will not conflict with or violate, Massachusetts law or any provision of the Trust Declaration or Trust’s Amended and Restated By-Laws or of any agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Undertaking”) to which Trust (with respect to Target or on its behalf) is a party or by which it is bound, nor will such adoption, performance, or consummation result in the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, order, or decree to which Trust (with respect to Target or on its behalf) is a party or by which it is bound, except as otherwise disclosed in writing to and accepted by Acquiring Fund;

4.1.7.           Except as otherwise disclosed in writing to and accepted by Acquiring Fund, all material contracts and other commitments of or applicable to Target (other than this Agreement and investment contracts, including options, futures, forward contracts, and swap agreements) will be terminated, or provision for discharge of any liabilities of Target thereunder will be made, at or before the Effective Time, without either Fund’s incurring any liability or penalty with respect thereto and without diminishing or releasing any rights Trust, on Target’s behalf, may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

4.1.8.           Except as otherwise disclosed in writing to and accepted by Acquiring Fund, (a) no litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Trust’s knowledge, threatened against Trust (with respect to Target) or any of its properties or assets attributable or allocable to Target that, if adversely determined, would materially and adversely affect Target’s financial condition or the conduct of its business and (b) Trust, on Target’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially or adversely affects Target’s business or its ability to consummate the transactions contemplated hereby;

4.1.9.           The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Trust’s Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Trust (with respect to Target), enforceable in accordance with its terms, except as they may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

4.1.10.  No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended, or the 1940 Act (collectively, “Federal Securities Laws”) or state securities laws for Trust’s execution, delivery, and performance of this Agreement, except for (a) the filing with the Commission of a registration statement by Acquiring Fund on Form N-14 relating to the Acquiring Fund Shares issuable hereunder, and any supplement or amendment thereto (“Registration Statement”), including therein a prospectus (“Prospectus”), and (b) such consents, approvals, authorizations, and filings as have been made or received or as may be required subsequent to the Effective Time;

4.1.11.  On the effective date of the Registration Statement and at the Effective Time, the Prospectus will (a) comply in all material respects with the applicable provisions of the Federal Securities Laws and the rules and regulations thereunder and

(b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided that the foregoing shall not apply to statements in or omissions from the Prospectus made in reliance on and in conformity with information furnished by Acquiring Fund for use therein;

4.1.12.  Target incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business; and there are no Liabilities other than Liabilities disclosed or provided for in Trust’s financial statements referred to in paragraph 4.1.23 and Liabilities incurred by Target in the ordinary course of its business subsequent to October 31, 2010, or otherwise disclosed to Acquiring Fund, none of which has been materially adverse to Target’s business, assets, or results of its operations;

4.1.13.  Target is an “investment company” (as defined in section 368(a)(2)(F)(iii)) and is a “fund” (as defined in section 851(g)(2)); for each taxable year of its operation (including the taxable year that will end at the Effective Time), Target has met (or for that year will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification as a regulated investment company (“RIC”) and has been (or for that year will be) eligible to and has computed (or for that year will compute) its federal income tax under section 852; and Target has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.1.14.  Target is in the same line of business as Acquiring Fund is in, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into that line of business as part of the plan of reorganization; from the time Trust’s Board approved the transactions contemplated by this Agreement (“Approval Time”) through the Effective Time, Target has invested and will invest its assets in a manner that ensures its compliance with the foregoing and paragraph 4.1.13; from the time it commenced operations through the Effective Time, Target has conducted and will conduct its “historic business” (within the meaning of that section) in a substantially unchanged manner; from the Approval Time through the Effective Time, Target (a) has not disposed of and/or acquired, and will not dispose of and/or acquire, any assets (1) for the purpose of satisfying Acquiring Fund’s investment objective or policies or (2) for any other reason except in the ordinary course of its business as a RIC and (b) has not otherwise changed, and will not otherwise change, its historic investment policies; and Trust believes, based on its review of each Fund’s investment portfolio, that Target’s portfolio holdings generally are compatible with Acquiring Fund’s investment objective and policies and that, as a result, all or substantially all of Target’s assets can be transferred to and held by Acquiring Fund;

4.1.15.  At the Effective Time, (a) at least 33⅓% of Target’s portfolio assets will meet Acquiring Fund’s investment objectives, strategies, policies, risks, and restrictions (collectively, “Investment Criteria”), (b) Target will not have altered its portfolio in connection with the Reorganization to meet that 33⅓% threshold, and (c) Target will not have modified any of its Investment Criteria as part of the plan of reorganization;

4.1.16.  To the best of Trust’s management’s knowledge, at what likely would have been the record date for Target’s shareholders entitled to vote on approval of this Agreement had such a vote been required, there was no plan or intention by its shareholders to redeem, sell, exchange, or otherwise dispose of a number of Target Shares (or Acquiring Fund Shares to be received in the Reorganization), in connection with the Reorganization, that would reduce their ownership of the Target Shares (or the equivalent Acquiring Fund Shares) to a number of shares that was less than 50% of the number of the Target Shares at that date;

4.1.17.  Target will distribute all the Acquiring Fund Shares it receives in the Reorganization to the Shareholders in complete liquidation in proportion to the number of Target Shares each Shareholder owns;

4.1.18.  Target is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

4.1.19.  Not more than 25% of the value of Target’s total assets (excluding cash, cash items, and Government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of those assets is invested in the stock and securities of five or fewer issuers;

4.1.20.  During the five-year period ending at the Effective Time, neither Target nor any person “related” (as defined in section 1.368-1(e)(4) of the Regulations (“Related”) without regard to section 1.368-1(e)(4)(i)(A) thereof) to it will have (a) acquired Target Shares with consideration other than Acquiring Fund Shares or Target Shares, except in the ordinary course of Target’s business as a series of an open-end investment company pursuant to section 22(e) of the 1940 Act, or (b) made distributions with respect to Target Shares except for (1) normal, regular dividend distributions made pursuant to Target’s historic dividend-paying practice and (2) other dividends and other distributions declared and paid to ensure Target’s continuing qualification as a RIC and to avoid the imposition of fund-level tax;

4.1.21.  All federal, state, and local tax returns, dividend reporting forms, and other tax-related reports (collectively, “Returns”) of Target required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) have been timely filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns have been paid or provision has been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of Trust’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Target is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

4.1.22.  All issued and outstanding Target Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Target Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Target’s share transfer books (as provided in the Certificate to be delivered pursuant to paragraph 3.3(a)(1)); and Target does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Target Shares, nor are there outstanding any securities convertible into any Target Shares;

4.1.23.  Target’s Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, and Schedule of Investments (each, a “Statement”) at and for the fiscal year ended October 31, 2010 (and for the fiscal year ended October 31, 2009, in the case of the Statement of Changes in Net Assets), have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm (“PWC”) and are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”); those Statements and Target’s unaudited Statements for the six months ended April 30, 2011, have been delivered to Acquiring Fund; to Trust’s management’s best knowledge and belief, there are no known contingent liabilities of Target required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at their respective dates that are not disclosed therein; and such audited and unaudited Statements present fairly, in all material respects, Target’s financial condition at their respective dates in accordance with GAAP and the results of its operations and changes in its net assets for the periods then ended;

4.1.24.  Since October 31, 2010, there has not been any material adverse change in Target’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Target of indebtedness maturing more than one year from the date such indebtedness was incurred; for purposes of this representation and warranty, a decline in NAV per Target Share due to declines in market values of securities Target holds, the discharge of Target’s liabilities, or the redemption of Target Shares by its shareholders shall not constitute a material adverse change; and

4.1.25.  The Trust Declaration permits Trust to vary its shareholders’ investment.  Trust does not have a fixed pool of assets -- each series of Trust (including Target) is a managed portfolio of securities, and Advisor has the authority to buy and sell securities for it.

4.2.           Acquiring Fund represents and warrants to Trust as follows:

4.2.1.           Acquiring Fund is a Business Trust that is duly created, validly existing, and in good standing under the laws of Massachusetts; and its Amended and Restated Declaration of Trust (“Acquiring Fund Declaration”) is on file with the Secretary of Massachusetts;

4.2.2.           Acquiring Fund is duly registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect;

4.2.3.           No consideration other than Acquiring Fund Shares (and Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

4.2.4.           The Acquiring Fund Shares to be issued and delivered to Target hereunder will, at the Effective Time, have been duly authorized and duly registered under the federal securities laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) and, when issued and delivered as provided herein, will be duly and validly issued and outstanding shares of Acquiring Fund, fully paid and non-assessable by Acquiring Fund;

4.2.5.           Acquiring Fund’s current Pro/SAI conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.2.6.           Acquiring Fund is not in violation of, and the execution, delivery, and performance of this Agreement and consummation of the transactions contemplated hereby will not conflict with or violate, Massachusetts law or any provision of the Acquiring Fund Declaration or Acquiring Fund’s Amended and Restated By-Laws or of any Undertaking to which Acquiring Fund is a party or by which it is bound or result in the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, order, or decree to which Acquiring Fund is a party or by which it is bound, except as otherwise disclosed in writing to and accepted by Trust;

4.2.7.           Except as otherwise disclosed in writing to and accepted by Trust, (a) no litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Acquiring Fund’s knowledge, threatened against Acquiring Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business and (b) Acquiring Fund knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially or adversely affects its business or its ability to consummate the transactions contemplated hereby;

4.2.8.           The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Acquiring Fund’s Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Acquiring Fund, enforceable in accordance with its terms, except as they may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally and general principles of equity;

4.2.9.           No governmental consents, approvals, authorizations, or filings are required under the Federal Securities Laws for Acquiring Fund’s execution or performance of this Agreement, except for (a) the filing with the Commission of the Registration Statement and a post-effective amendment to Acquiring Fund’s registration statement on Form N1-A and (b) such consents, approvals, authorizations, and filings as have been made or received or as may be required subsequent to the Effective Time;

4.2.10.  On the effective date of the Registration Statement and at the Effective Time, the Prospectus will (a) comply in all material respects with the applicable provisions of the Federal Securities Laws and the rules and regulations thereunder and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided that the foregoing shall not apply to statements in or omissions from the Prospectus made in reliance on and in conformity with information furnished by Trust for use therein;

4.2.11.  Acquiring Fund is an “investment company” (as defined in section 368(a)(2)(F)(iii)); for each taxable year of its operation, Acquiring Fund has met the requirements of Subchapter M for qualification as a RIC and has been eligible to and has computed its federal income tax under section 852; Acquiring Fund will continue to meet all such requirements for its current taxable year and intends to do so for the next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.2.12.  Following the Reorganization, Acquiring Fund (a) will continue Target’s “historic business” (within the meaning of section 1.368-1(d)(2) of the Regulations) and (b) will use a significant portion of Target’s “historic business assets” (within the meaning of section 1.368-1(d)(3) of the Regulations) in a business; moreover, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status; and Acquiring Fund believes, based on its review of each Fund’s investment portfolio, that Target’s portfolio holdings generally are compatible with Acquiring Fund’s investment objective and policies and that, as a result, all or substantially all of Target’s assets can be transferred to and held by Acquiring Fund;

4.2.13.  Acquiring Fund is in the same line of business as Target was in preceding the Reorganization, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into that line of business as part of the plan of reorganization; following the Reorganization, Acquiring Fund will continue, and has no plan or intention to change, that line of business; and at the Effective Time, (a) at least 33⅓% of Target’s portfolio assets will meet Acquiring Fund’s Investment Criteria, (b) Acquiring Fund will not have modified any of its Investment Criteria as part of the plan of reorganization, and (c) Acquiring Fund will not have any plan or intention to change any of its Investment Criteria after the Reorganization;

4.2.14.  There is no plan or intention for Acquiring Fund to be dissolved or merged into another business or statutory trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;

4.2.15.  Assuming the truthfulness and correctness of Trust’s representation and warranty in paragraph 4.1.19, immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund’s total assets (excluding cash, cash items, and Government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

4.2.16.                        Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any Target Shares;

4.2.17.  Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as an open-end investment company; nor will Acquiring Fund, or any person Related to it, have any plan or intention at the Effective Time to acquire or redeem any Acquiring Fund Shares issued in the Reorganization -- either directly or through any transaction, agreement, or arrangement with any other person -- except for redemptions Acquiring Fund will make as an open-end investment company pursuant to section 22(e) of the 1940 Act;

4.2.18.  Before or in the Reorganization, neither Acquiring Fund nor any person Related to it will have acquired, directly or through any transaction, agreement, or arrangement with any other person, Target Shares with consideration other than Acquiring Fund Shares;

4.2.19.  All Returns of Acquiring Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) have been timely filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns have been paid or provision has been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of Acquiring Fund’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Acquiring Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

4.2.20.                       All issued and outstanding Acquiring Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Acquiring Fund and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; and Acquiring Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Acquiring Fund Shares, nor are there outstanding any securities convertible into any Acquiring Fund Shares;

4.2.21.  Acquiring Fund’s Statements at and for the fiscal year ended October 31, 2010 (and for the fiscal year ended October 31, 2009, in the case of the Statement of Changes in Net Assets), have been audited by PWC and are in accordance with GAAP; those Statements and Acquiring Fund’s unaudited Statements for the six months ended April 30, 2011, have been delivered to Trust; to Acquiring Fund’s management’s best knowledge and belief, there are no known contingent liabilities required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at their respective dates that are not disclosed therein; and such audited and unaudited Statements present fairly, in all material respects, Acquiring Fund’s financial condition at their respective dates in accordance with GAAP and the results of its operations and changes in its net assets for the periods then ended;

4.2.22.  Since October 31, 2010, there has not been any material adverse change in Acquiring Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred; for purposes of this representation and warranty, a decline in NAV per Acquiring Fund Share due to declines in market values of securities Acquiring Fund holds, the discharge of Acquiring Fund’s liabilities, or the redemption of Acquiring Fund Shares by its shareholders shall not constitute a material adverse change;

4.2.23.  The Acquiring Fund Declaration permits Acquiring Fund to vary its shareholders’ investment.  Acquiring Fund does not have a fixed pool of assets -- it is a managed portfolio of securities, and Advisor has the authority to buy and sell securities for it; and

4.2.24.  If the Reorganization is consummated, Acquiring Fund will treat each Shareholder that receives Acquiring Fund Shares in connection with the Reorganization as having made a minimum initial purchase of such shares for the purpose of making additional investments therein, regardless of the value of the shares so received.

4.3.           Each Investment Company represents and warrants to the other Investment Company as follows:

4.3.1.           The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of its Target Shares it actually or constructively surrenders in exchange therefor;

4.3.2.           Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person Related to either Fund or (2) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person Related to Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (c) expects that the percentage of shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis, and (d) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

4.3.3.           Target’s shareholders will pay their own expenses (such as fees of personal investment or tax advisers for advice concerning the Reorganization), if any, incurred in connection with the Reorganization;

4.3.4.           The fair market value and “adjusted basis” (within the meaning of section 1011) of the Assets will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

4.3.5.           At the Effective Time, there will be no intercompany indebtedness existing between the Funds that was issued, acquired, or settled at a discount;

4.3.6.           Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Target held immediately before the Reorganization.  For the purposes of this representation and warranty, any amounts Target uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions pursuant to section 22(e) of the 1940 Act and (b) dividends and other distributions declared and paid to ensure Target’s continuing qualification as a RIC and to avoid the imposition of fund-level tax) will be included as assets it held immediately before the Reorganization;

4.3.7.           None of the compensation received by or to be paid to any Shareholder who is a trustee of either Investment Company or an employee of or service provider to Target will be separate consideration for, or allocable to, any of that Shareholder’s Target Shares; none of the Acquiring Fund Shares any such Shareholder receives in the Reorganization will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

4.3.8.           Immediately after the Reorganization, the Shareholders will not own shares constituting “control” (within the meaning of section 368(a)(2)(H)(i), i.e., as defined in section 304(c)) of Acquiring Fund;

4.3.9.           No expenses incurred by Target or on its behalf in connection with the Reorganization will be paid or assumed by Acquiring Fund, Advisor, or any third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than Acquiring Fund Shares will be transferred to Target or any of its shareholders with the intention that such cash or property be used to pay any expenses (even Reorganization Expenses) thereof;

4.3.10.  There will be no dissenters to the Reorganization under the applicable provisions of Massachusetts law, and Acquiring Fund will not pay cash in lieu of fractional Acquiring Fund Shares in connection with the Reorganization; and

4.3.11.  Its principal reasons for participating in the Reorganization are bona fide business purposes not related to taxes.

5.           COVENANTS

5.1.           Trust covenants to operate Target’s business, and Acquiring Fund covenants to operate its business, in the ordinary course between the date hereof and the Closing, it being understood that:

(a)  such ordinary course will include declaring and paying customary dividends and other distributions and changes in operations contemplated by each Fund’s normal business activities; and

(b)  each Fund will retain exclusive control of the composition of its portfolio until the Closing; provided that Target shall not dispose of more than an insignificant portion of its historic business assets (as defined above) during that period without Acquiring Fund’s prior consent, and the Investment Companies shall coordinate the Funds’ respective portfolios so that the transfer of the Assets to Acquiring Fund will not cause it to fail to be in compliance with all of its investment policies and restrictions immediately after the Closing.

5.2.           Trust covenants that the Acquiring Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

5.3.           Trust covenants that it will assist Acquiring Fund in obtaining information Acquiring Fund reasonably requests concerning the beneficial ownership of Target Shares.

5.4.           Trust covenants that its books and records (including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) regarding Target will be turned over to Acquiring Fund at the Closing.

5.5.           Each Investment Company covenants to cooperate in preparing the Prospectus in compliance with applicable Federal Securities Laws.

5.6.           Each Investment Company covenants that it will, from time to time, as and when requested by the other Investment Company, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken all further action, the other Investment Company may deem necessary or desirable in order to vest in, and confirm to, (a) Acquiring Fund, title to and possession of all the Assets, and (b) Trust, on Target’s behalf, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

5.7.           Acquiring Fund covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and such state securities laws it may deem appropriate in order to continue Acquiring Fund’s operations after the Effective Time.

5.8.           Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

6.           CONDITIONS PRECEDENT

Each Investment Company’s obligations hereunder shall be subject to (a) performance by the other Investment Company of all its obligations to be performed hereunder at or before the Effective Time, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at the Effective Time, and (c) the following further conditions that, at or before the Effective Time:

6.1.           This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards;

6.2.           All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby.  The Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued, to the Trust’s best knowledge no investigation or proceeding for that purpose has been instituted or pending, threatened, or contemplated under the 1933 Act or the 1940 Act, and the Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act.  All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on the assets or properties of either Fund, provided that either Investment Company may for itself waive any of those conditions;

6.3.           At the Effective Time, no action, suit, or other proceeding will be pending before any court, governmental agency, or arbitrator in which it is sought to enjoin the enforcement of,

restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;

6.4.           The Investment Companies shall have received an opinion of K&L Gates LLP (“Counsel”) as to the federal income tax consequences mentioned below (“Tax Opinion”).  In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Counsel may treat as representations and warranties made to it (that, notwithstanding paragraph 8, shall survive the Closing), and in separate letters addressed to Counsel (collectively, “Representations”) and the Certificates delivered pursuant to paragraph 3.4.  The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on the Representations’ being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Agreement (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved), for federal income tax purposes:

6.4.1.           Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(C)), and each Fund will be “a party to a reorganization” within the meaning of section 368(b);

6.4.2.           Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

6.4.3.           Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

6.4.4.           Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

6.4.5.           A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

6.4.6.           A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

Notwithstanding subparagraphs 6.4.2 and 6.4.4, the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting; and

6.5.           At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except those set forth in paragraphs 6.1 and 6.4) if, in the judgment of its Board, such waiver will not have a material adverse effect on its Fund’s shareholders’ interests.

7.           BROKERAGE FEES AND EXPENSES

7.1.           Each Investment Company represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

7.2.           Subject to complying with the representation and warranty contained in paragraph 4.3.9, Advisor shall bear all the expenses of the Reorganization (other than brokerage or similar expenses incurred by or for the benefit of Target in connection with the Reorganization), including (a) costs associated with obtaining any necessary order of exemption from the 1940 Act, preparing the Registration Statement, and printing and distributing Acquiring Fund’s prospectus and (b) legal, accounting, and securities registration fees and disbursements in connection with the Reorganization.  Notwithstanding the foregoing, an expense shall be paid by the Fund directly incurring it if and to the extent that the payment thereof by another person would result in that Fund’s disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

8.           ENTIRE AGREEMENT; NO SURVIVAL

Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties.  The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing.

9.           TERMINATION OF AGREEMENT

This Agreement may be terminated at any time at or before the Effective Time:

9.1.           By either Investment Company (a) in the event of the other Investment Company’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Effective Time, (b) if a condition to its obligations has not been met and it reasonably appears that such condition will not or cannot be met, or (c) if the Closing has not occurred on or before January 20, 2012, or another date as to which the Investment Companies may agree; or

9.2.           By the Investment Companies’ mutual agreement.

In the event of termination under paragraphs 9.1(c) or 9.2, neither Investment Company (nor its trustees, officers, or shareholders) shall have any liability to the other Investment Company.

10.           AMENDMENT

This Agreement may be amended, modified, or supplemented at any time in any manner mutually agreed on in writing by the Investment Companies, notwithstanding Target’s shareholders’ approval thereof; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests.

11.           MISCELLANEOUS

11.1.           This Agreement shall be governed by and construed in accordance with the internal laws of Massachusetts, without giving effect to principles of conflict of laws; provided that, in the case of any conflict between such laws and the Federal Securities Laws, the latter shall govern.

11.2.           Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

11.3           The parties acknowledge that each Investment Company is a Business Trust.  Notice is hereby given that this instrument is executed on behalf of each Investment Company’s trustees solely in their capacities as trustees, and not individually, and that each Investment Company’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, or shareholders or, in Trust’s case, any series thereof other than Target, but are only binding on and enforceable against its or, in Trust’s case, Target’s property.  Each Investment Company agrees that, in asserting any rights or claims under this Agreement, it shall look only to the other Investment Company’s (or, in Trust’s case, Target’s) property in settlement of such rights or claims and not to such trustees, officers, or shareholders.

11.4.           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officers as of the day and year first written above.

EAGLE SERIES TRUST, on behalf of its series, Eagle Large Cap Core Fund

By:
Name:	Richard J. Rossi
Title	President

EAGLE GROWTH & INCOME FUND

By:
Name:	Richard J. Rossi
Title:	President

Solely for purposes of paragraph 7.2,
EAGLE ASSET MANAGEMENT, INC.

By:

Richard J. Rossi
President